EXHIBIT 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager – Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES SECOND QUARTER 2008 OPERATING ACTIVITIES,
PRODUCTION GUIDANCE AND HEDGING ACTIVITIES

LAFAYETTE, LA – July 8, 2008 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that it successfully completed five operated horizontal Woodford Shale wells during the second quarter of 2008. The following is a summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	Maximum Gross Rate (Mcf)
PQ 15	68%	5/28/2008	4,432	7,011
PQ 16	68%	5/28/2008	4,546	6,582
PQ 17	38%	5/20/2008	3,318	6,200
PQ 18	58%	6/4/2008	4,081	8,058
PQ 19	74%	6/17/2008	2,449	5,192
The Company has reached total depth on its twentieth operated Woodford Shale well, which is located on the Eastern section of its acreage position, and plans to complete the well in approximately two weeks. The Company currently has three operated rigs drilling horizontal Woodford Shale wells. In addition, since the beginning of the year, the Company has increased its Woodford Shale position by 46% to over 39,500 net acres. The Company estimates current net production from its Oklahoma properties is approximately 29 Mmcfe per day, or 97% higher than the average fourth quarter 2007 rate.
In the Fayetteville Shale, the Company participated in the drilling and completion of 30 gross wells (3.4 net wells) during the second quarter of 2008. The Company currently has five non-operated rigs working and approximately 18,000 net acres in the trend. The Company estimates current net production from its Fayetteville Shale assets, which began producing in early 2008, to be in excess of 4 Mmcfe per day, and expects drilling activity to increase in the second half of the year.
In East Texas, the Company is completing its second well in its Weekley prospect and has commenced drilling operations on the third well that is expected to be completed during the third quarter of 2008. In addition, the Company recently completed its fourth well in its Palmer prospect targeting the lower Cotton Valley Lime formation. The well’s initial gross production rate was 4.1 Mmcfe per day and the Company has an approximate 35% net revenue interest in the well.
In the Gulf Coast Basin, the Company reached total depth of 15,785 feet on its nineteenth consecutive successful well in its Ship Shoal 72 drilling program. The well logged approximately 225 net feet of pay and is expected to commence production in October 2008. The Company has an approximate 36% average net revenue interest in the well.
The Company is currently drilling its Sand Hills prospect, which is expected to reach total depth during the third quarter of 2008. The Company has an approximate 25% working interest in the well. The Company’s Bluffs prospect is expected to spud during July 2008 and the Company has an approximate 45% working interest in the well.

The Company’s Pelican Point prospect began producing in May 2008. The well is currently flowing at a gross rate of approximately 1,200 barrels of condensate and 12,500 Mcf of gas per day. The Company has an approximate 22% net revenue interest in the well.
Production Guidance
On a gas equivalent basis, production from the Gulf Coast Basin during second quarter of 2008 was less than expected due to a higher than expected condensate yield from the Pelican Point discovery, as well as production timing delays on several wells. Production from the delayed wells is currently scheduled to begin within the next two weeks. Due to the impact of lower than expected Gulf Coast production, the Company believes it averaged between 91-94 Mmcfe per day during the second quarter of 2008. The Company is currently producing in excess of 100 Mmcfe per day and will provide its third quarter 2008 production guidance and update its full-year 2008 production guidance in connection with its second quarter 2008 earnings release.
Hedging Update
The Company initiated a number of commodity hedging transactions in the form of costless collars during May 2008. The following sets forth the transaction details:

Instrument
Production Period	Type	Daily Volumes	Price
Natural Gas:
July — December 2008	Costless Collar	7,500 Mmbtu	$10.00 – 16.85
2009	Costless Collar	10,000 Mmbtu	$10.00 – 13.85

Oil:
July — December 2008	Costless Collar	500 Bbls	$100.00 – 167.25
2009	Costless Collar	400 Bbls	$100.00 – 168.50
After executing the above transactions, the Company has approximately 8.2 Bcfe of hedges for 2009, in addition to the 8.8 Bcfe of hedges for the remainder of 2008. Based on the midpoint of production guidance, approximately 47% of the expected remaining 2008 production has been hedged.
Management Statement
“During June we reached a significant milestone in the Company’s history as our net production for the first time exceeded 100 million cubic feet of gas equivalent per day,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Our rate of transition into long-lived basins continues to accelerate as we believe that these assets comprised approximately 40% of our total second quarter production. This is a sharp increase from the 27% our long-lived assets contributed to our average daily production during 2007.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.